Exhibit 10.12

FORTUNE BRANDS HOME & SECURITY, INC.

2011 LONG-TERM INCENTIVE PLAN

Form of Restricted Stock Unit Award Notice—February 21, 2012 (the “Notice”)

You have been awarded restricted stock units (“RSUs”) that will be paid in shares of common stock of Fortune Brands Home & Security, Inc. (the “Company”) when they vest, pursuant to the terms and conditions of the Fortune Brands Home & Security, Inc. 2011 Long-Term Incentive Plan (the “Plan”) and the Restricted Stock Unit Agreement (together with this Notice, the “Agreement”). Copies of the Plan and the Restricted Stock Unit Agreement Copies of the Plan and the Performance Share Award Agreement are available on the Morgan Stanley Smith Barney Benefit Access® website (www.benefitaccess.com). Capitalized terms not defined in this Notice have the meanings specified in the Plan or the Agreement.

Award:	You have been awarded [XX] RSUs, which will be paid in shares of Company common stock, par value $0.01 per share, when the Award vests.

Award Date:	February 21, 2012

Vesting Schedule:	Except as otherwise provided in and subject to the Plan, the Agreement or any other agreement between the Company and Holder, the RSUs will vest in the following increments on the following dates:

	One-third of the RSUs	February 21, 2013
	One-third of the RSUs	February 21, 2014
	One-third of the RSUs	February 21, 2015

FORTUNE BRANDS HOME & SECURITY, INC.

2011 LONG-TERM INCENTIVE PLAN

Form of February 21, 2012 Restricted Stock Unit Agreement (the “Agreement”)

Fortune Brands Home & Security, Inc., a Delaware corporation (“Company”), grants to the individual (“Holder”) named in the award notice (“Award Notice”) an award of restricted stock units (“RSUs”) subject to the terms and conditions of the Fortune Brands Home & Security, Inc. 2011 Long-Term Incentive Plan (“Plan”) and this Agreement. Capitalized terms not defined in this Agreement have the meanings specified in the Plan.

1. Number of RSUs. The Company awards Holder the number of RSUs set forth in the Award Notice (the “Award”), effective as of the Award Date. This Award will become null and void unless Holder accepts this Agreement in a timely manner through the electronic, on-line grant acceptance process prescribed by the Company.

2. Restriction Period and Vesting.

(a) Subject to the terms and conditions of this Agreement and the Plan, the RSUs subject to the Award will vest in one-third (1/3) increments on each of the first (1st), second (2nd) and third (3rd) anniversaries of the Award Date (the “Restriction Period”), provided Holder remains employed with the Company through such date and, subject to the provisions of subsection 2(f) below.

(b) In the event of Holder’s death, the RSUs will become fully vested on the date of such death.

(c) In the event of Holder’s Retirement (as defined below) at least one (1) year following the Award Date, any unvested RSUs will become fully vested as of Holder’s Retirement, provided that Holder has been actively employed for the one (1) year period following the Award Date. For purposes of this Award, “Retirement” means the attainment of age 55 and the completion of five (5) years of service with the Company or its predecessors or affiliates.

(d) In the event of Holder’s Disability (as defined below), Holder will be treated as continuing employment with the Company for purposes of the Award, and RSUs will continue to vest in accordance with the vesting schedule described in Section 2(a) and subject to Section 2(f), provided that as of the date of Holder’s Disability, Holder has been continuously employed with the Company for at least one (1) year following the Award Date. For purposes of this Award, “Disability” means Holder’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months, within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

(e) For the purposes of this Agreement, (i) a transfer of Holder’s employment from Home & Security to a subsidiary or vice versa, or from one subsidiary to another, without an intervening period, shall not be deemed a termination of employment; and (ii) if Holder is granted in writing a leave of absence, Holder shall be deemed to have remained in the employ of Home & Security or a subsidiary during such leave of absence.

(f) Except as provided under Sections 2(b) and 2(c), if Holder is a “covered employee” for purposes of Section 162(m) (or any successor provision) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”) at any time during the Restriction Period, any unvested RSUs will not vest unless and until the date on which the Compensation Committee of the Company’s Board of Directors certifies the attainment of the performance goals set forth in the attachment to this Agreement if the Holder is a covered employee.

(g) If, because the New York Stock Exchange (or such successor exchange on which shares of Company common stock is traded) is not open for trading, Company common stock is not publicly traded on a vesting date described above, the vesting date will be the next following date on which the New York Stock Exchange (or such successor exchange) is open for trading.

3. Termination Other than As a Result of Death, Retirement or Disability. Except as provided in Section 6 below, if Holder’s employment with the Company terminates for any reason other than death, Retirement or Disability prior to the applicable vesting date, all unvested RSUs will be immediately forfeited by Holder and cancelled by the Company.

4. Dividend Equivalents. Holder will be entitled to receive dividend equivalents with respect to the Award, to the extent that the Company pays dividends on Company common stock during the Restriction Period. Such dividend equivalents will be equal to the cash dividends (if any) that would have been paid to Holder for the shares of common stock subject to the Award had such shares been issued and outstanding on the dividend record date occurring during the Restriction Period. Dividend equivalents (if any) will be subject to the same vesting conditions as the RSUs and will be paid to Holder in cash at the same time as the shares of common stock subject to the Award are delivered.

5. Delivery of Common Stock. During the Restriction Period, the Company will hold the unvested RSUs subject to the Award in book-entry form, and the RSUs will represent only an unfunded and unsecured obligation of the Company. Except as otherwise provided in Section 6(b) below, on each applicable vesting date, the Company will deliver or cause to be delivered one share of common stock for each RSU that vests on such date to Holder (or, in the event of Holder’s death or Disability, Holder’s appointed and qualified executor or other personal representative). No fractional shares will be delivered.

6. Change in Control and Divestitures. Upon a Change in Control (as defined in the Plan), the Award will be subject to Section 5.8 of the Plan.

(a) Termination without Cause or for Good Reason Following Change in Control. In the event that unvested RSUs remain outstanding following a Change in Control, and Holder’s employment is terminated on or after such Change in Control but prior to the end of the Restriction Period either: (i) by the Company other than for Cause (as defined below), or (ii) by Holder for Good Reason (as defined below), the RSUs will become fully vested and nonforfeitable as of the date of Holder’s termination of employment. For purposes of this Award, (x) “Cause” shall have the same meaning as such term has under any employment or other written agreement between Holder and the Company (“Termination Agreement”), provided that if Holder is not a party to any Termination Agreement that contains such definition, then Cause shall have the same meaning provided for such term under the severance plan sponsored by Holder’s employer and under which Holder is eligible to participate; and (y) “Good Reason” shall have the same meaning as such term has under any Termination Agreement, provided that if Holder is not a party to any Termination Agreement that contains such definition, then Good Reason shall include any of the reasons allowing Holder to terminate employment and remain eligible for severance benefits under the severance plan sponsored by Holder’s employer and under which Holder is eligible to participate.

(b) Divestiture. In the event of a Divestiture (as defined below) prior to the end of the Restriction Period, the RSUs will become fully vested and nonforfeitable as of the effective date of the Divestiture; provided, however that if the Divestiture is not a “change in control event” within in the meaning of Treasury regulations issued under Section 409A of the Code, the outstanding RSUs will vest as of the date of Divestiture but shall remain payable one the vesting dates described in this Agreement as though the Divestiture had not occurred. For purposes of this Award, a “Divestiture” occurs if Holder’s principal employer is a subsidiary of the Company that ceases to be a subsidiary of Company as a result of a corporate transaction or re-organization; and

7. No Stockholder Rights. Holder will not have any rights of a stockholder (including voting rights) or any other right, title or interest, with respect to any of the shares of common stock subject to the Award unless and until such shares of common stock have been recorded on the Company’s official stockholder records as having been issued or transferred to Holder.

8. Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration or qualification of the shares subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the vesting of the RSUs or the delivery or issuance of shares, the shares of common stock subject to the Award may not be delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action has been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.

9. Company Clawback Policy. Notwithstanding any provision of the Plan or this Agreement to the contrary, outstanding RSUs may be cancelled, and the Company may require Holder to return shares of Company common stock (or the value of such stock when originally paid to Holder), dividend equivalents (if any) issued under this Agreement and any other amount required by applicable law to be returned, in the event that such repayment is required in order to comply with the Company’s clawback policy as then in effect or any laws or regulations relating to restatements of the Company’s publicly-reported financial results.

10. Nontransferability. The Award may not be transferred by Holder other than (a) by will or by the laws of descent and distribution; or (b) pursuant to an approved domestic relations order approved in writing by the Secretary of the Committee or the Secretary’s designee. Except to the extent permitted by the foregoing sentence, the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Award, the Award and all related rights will immediately become null and void.

11. Withholding. As a condition to the delivery of shares of common stock upon vesting of any portion of the Award, Holder must, upon request by the Company, pay to the Company such amount as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award. If Holder fails to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount payable by the Company to Holder, including regular salary or bonus payments. Holder may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (a) a cash payment to the Company; (b) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole shares of common stock having an aggregate Fair Market Value (as defined below), determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments; (c) authorizing the Company to withhold whole shares of common stock which would otherwise be delivered to Holder having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments; or (d) any combination of (1), (2) and (3). Shares of common stock to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments. For purposes of this Award, “Fair Market Value” as of any date means the value determined by reference to the closing price of a share of Common Stock as finally reported on the New York Stock Exchange for the trading day immediately preceding such date. Any fraction of a share of common stock which would be required to satisfy any Required Tax Payment will be disregarded and the remaining amount due must be paid in cash by Holder. No share of common stock will be issued or delivered until the Required Tax Payments have been satisfied in full.

11. Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of common stock other than a regular cash dividend, the number and class of securities subject to the RSUs and any applicable performance measures shall be equitably adjusted by the Committee, such adjustment to be made in accordance with Sections 409A and 162(m) of the Code, to the extent applicable. The decision of the Committee regarding any such adjustment is final, binding and conclusive.

12. No Rights to Continued Employment. In no event will the granting of the Award or its acceptance by Holder, or any provision of this Agreement or the Plan, give or be deemed to give Holder any right to continued employment by the Company or affect in any manner the right of the Company to terminate the employment of any person at any time for any reason.

13. Decisions of Board or Committee. The Board or the Committee has the right to resolve all questions which may arise in connection with the Award. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Agreement is final, binding and conclusive.

14. Successors. This Agreement is binding upon and will inure to the benefit of any successor or successors of the Company and any person or persons who, upon the death of Holder, acquire any rights in accordance with this Agreement or the Plan.

15. Notices. All notices, requests or other communications provided for in this Agreement will be made, if to the Company, to Fortune Brands Home & Security, Inc., Attn. Secretary of the Compensation Committee of the Board of Directors, 520 Lake Cook Road, Deerfield, Illinois 60015, and if to Holder, to the last known mailing address of Holder contained in the records of the Company. All notices, requests or other communications provided for in this Agreement will be made in writing either (a) by personal delivery; (b) by facsimile or electronic mail with confirmation of receipt; (c) by mailing in the United States mails; or (d) by express courier service. The notice, request or other communication will be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the intended party if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it will be deemed to be received on the next succeeding business day of the Company.

16. Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement will not affect any other provisions of this Agreement and this Agreement will be construed in all respects as if such invalid or unenforceable provisions were omitted.

17. Governing Law. This Agreement, the Award and all determinations made and actions taken with respect to this Agreement or Award, to the extent not governed by the Code or the laws of the United States, will be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to principles of conflicts of laws.

18. Agreement Subject to the Plan. This Agreement is subject to, and will be interpreted in accordance with, the provisions of the Plan. Holder hereby acknowledges receipt of a copy of the Plan, and by accepting the Award in the manner specified by the Company, he or she agrees to be bound by the terms and conditions of this Agreement, the Award and the Plan.

19. Section 409A. This Agreement and the Award are intended to comply with the requirements of Section 409A of the Code and will be interpreted and construed consistently with such intent. In the event the terms of this Agreement would subject Holder to taxes or penalties under Section 409A of the Code (“409A Penalties”), Holder and the Company will cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event will the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. To the extent any amounts under this Agreement are payable by reference to Holder’s “termination of employment,” such term will be deemed to refer to Holder’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if Holder is a “specified employee,” as defined in Section 409A of the Code, as of the date of Holder’s separation from service, then to the extent any amount payable to Holder (a) is payable upon Holder’s separation from service, and (b) under the terms of this Agreement would be payable prior to the six-month anniversary of Holder’s separation from service, such payment will be delayed until the earlier to occur of: (x) the six-month anniversary of Holder’s separation from service and (y) the date of Holder’s death.